Exhibit 10.202

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is made and entered into this 13th day of October, 2008, by and between Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), and Gary L. Paxton (“Executive”).

WITNESSETH:

WHEREAS, Executive is an officer and director of the Company and currently serves as President and Chief Executive Officer of the Company;

WHEREAS, Executive will voluntarily relinquish his position as an officer of the Company as of the close of business on October 13, 2008, but will remain an employee and director, and the Company and Executive have determined that Executive shall resign as a director of the Company effective December 31, 2008 and shall retire as an employee of the Company effective December 31, 2008;

WHEREAS, in light of Executive’s significant experience and knowledge with the car rental industry, following Executive’s retirement, the Company desires to engage Executive to provide certain consulting services to the Company and Executive desires to provide such services, in each case on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to make provision for the payments and benefits that Executive will be entitled to receive from the Company in consideration for Executive’s obligations and actions under this Agreement and in connection with his provision of services as a consultant following his retirement.

NOW, THEREFORE, in consideration of the premises and the promises and Agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive agree as follows:

1.         Effective Date of Agreement. This Agreement is effective on October 13, 2008 (the “Effective Date”) and shall continue in effect as provided herein.

2.         Employment. Executive’s employment with the Company shall continue through December 31, 2008 (the “Employment Term”), subject to the provisions hereof. Notwithstanding the foregoing, the Company may terminate the Employment Term and Executive’s service on the Board of Directors of the Company (the “Board”) at any time prior to December 31, 2008 for “Cause”. For purposes of this Agreement, the term “Cause” shall mean Executive shall have committed (a) a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment for the Company or any of its subsidiaries; (b) intentional wrongful damage to property of the Company or any of its subsidiaries; or (c) intentional wrongful discharge of secret processes or confidential information of the Company or any of its subsidiaries; and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed to be “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with his counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination. Upon a termination of the Employment Term and Executive’s employment for Cause, Executive’s service on the Board and any other positions described in Section 5(b) will immediately terminate effective as of such termination of employment, and the Company will have no further obligations to provide Executive with any payments or benefits under this Agreement, except for any accrued benefits not yet paid or as otherwise required by law.

3.         Duties During Employment Term. Executive’s principal duties and authority during the Employment Term will be to assist the Company with transitional services and act as an advisor to the Company. The parties intend that Executive will be employed on an exclusive and substantially full-time basis upon the Company’s request during the Employment Term.

4.         Compensation During Employment Term. During the Employment Term, the Company shall:

(a)       continue to pay Executive an annualized base salary at the level thereof on the Effective Date in accordance with the Company’s regular payroll practices; and

(b)       except as otherwise provided in Paragraph 18 hereof, continue to permit Executive to participate in the Company’s group medical and life insurance programs and to receive all other non-cash perquisites previously provided to Executive, e.g., investment counseling, and car lease and allowance, as if he remained Chief Executive Officer of the Company, on the same basis that Executive has participated in such programs until the end of the Employment Term.

5.	Resignation and Retirement.

(a)       Executive hereby, effective as of the Effective Date, resigns as President and Chief Executive Officer of the Company.

(b)       Executive hereby (i) effective December 31, 2008 (the “Retirement Date”) retires as an employee of the Company, and, (ii) to the extent not previously accomplished, (A) resigns from all boards and offices of any entity that is a subsidiary of or is otherwise related to or affiliated with the Company, and (B) resigns from all administrative, fiduciary or other positions he may hold or has held with respect to arrangements or plans for, of or relating to the Company. The Company hereby consents to and accepts said resignations, and the Company records shall so reflect. Upon the effectiveness of such retirement, Executive will timely return and surrender to the Company all property that belongs to the Company (including without limitation any vehicles that are the property of the Company).

(c)       Executive hereby, effective December 31, 2008, resigns as a member of the Board.

(d)       Upon his retirement, Executive shall be entitled to receive any then-vested retirement benefits under plans of the Company in accordance with their terms. Attached as Schedule A is a list of Executive’s equity awards that are vested as of the date hereof or will be vested as of December 31, 2008 in accordance with the terms of the applicable plans provided Executive complies with the terms and conditions of this Agreement through such date and other benefits to which Executive will be entitled in connection with the termination of his employment.

6.	Consulting Services

(a)       Subject to (i) Executive’s re-execution and non-revocation of the release and waiver described in Section 7 of this Agreement, (ii) Executive’s continued employment with the Company through December 31, 2008, and (iii) Executive’s compliance with the terms and conditions of this Agreement, effective as of January 1, 2009, the Company will engage Executive to perform consulting services consistent with Executive’s car rental experience and Executive shall, to the best of his ability and skill, render and perform to the Company personal consulting services as mutually agreed upon by Executive and the Company’s President and Chief Executive Officer (the “Consulting Services”). Executive acknowledges and agrees that the performance of the Consulting Services by him shall be exclusively on behalf of and for the benefit of the Company. Notwithstanding the foregoing, no term or condition herein shall be construed or interpreted to restrict or otherwise limit the ability or right of the Company, to contract with others to provide similar services to the Company.

(b)       The period during which Executive will provide the Consulting Services to the Company will be the period (the “Consulting Period”) commencing on January 1, 2009 and terminating October 31, 2009. Notwithstanding the foregoing, the

Consulting Period may be terminated prior to October 31, 2009 as follows: (i) in the event of the occurrence of an “Event of Default” (as defined below) the non-defaulting party may terminate the Consulting Period by providing written notice to the defaulting party of his or its intention to terminate the Consulting Period, which notice will specify the termination date of the Consulting Period, or (ii) the Company may terminate the Consulting Period for Consulting Cause (as defined below) by providing written notice to Executive.

For purposes of this Agreement, an “Event of Default” means the occurrence of one or more of the following: (i) any failure of the Company during the Consulting Period to pay Executive any amounts due in accordance with this Agreement which the Company fails to cure within ten (10) days of written demand by Executive, (ii) any failure by either party to perform any of the terms, conditions, representations, warranties or covenants of this Agreement (other than payment obligations) to be observed or performed by such party for more than thirty (30) days after written notice to cure such default shall have been given by the non-defaulting party, or (iii) if the Company shall be unable to pay its debts or ceases to do business as a going concern; or by the order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Company or a substantial part of the assets of the Company shall be appointed, by decree of court, the Company shall be sequestered, a tax lien (other than for taxes which are not delinquent and are being contested in good faith) or attachment shall be filed against the Company’ property, or an involuntary petition to reorganize or liquidate the Company, pursuant to the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended, pursuant to any other analogous statute or law applicable to the Company now or hereinafter in effect, shall be filed against the Company and shall not be dismissed, stayed or indemnified against within sixty (60) days; or a party, at any time during the Consulting Period, shall file a petition in voluntary bankruptcy under any provision of any bankruptcy law or petition to take advantage of any insolvency act, shall make an assignment for the benefit of its creditors.

For purposes of this Agreement, “Consulting Cause” shall have the same meaning as the term “Cause”, substituting references to Executive’s provision of consulting services or services as a consultant for references to Executive’s employment with the Company as applicable.

(c)       Subject to the commencement of the Consulting Period pursuant to Section 6(a), in consideration for the provision by Executive of the Consulting Services, the Company shall pay Executive a one-time retainer fee of $101,000 on January 1, 2009 and for each month thereafter beginning February 1, 2009, a retainer fee of $61,000 per each calendar month during the Consulting Period, regardless of the actual amount of time devoted to the performance of Consulting Services by Executive, and regardless of whether Executive provides any Consulting Services at all, even if the Company does not request or demand the same. The one-time retainer fee for January 2009 and the monthly retainer for each subsequent month commencing February 1, 2009 during the Consulting Period shall be due and payable as of the first day of each calendar month during the Consulting Period. In addition, the Company shall pay Executive up to $5,000.00 per day for each day of Consulting Services rendered by Executive (the “Services Fee”), payable as follows: (i) for any Consulting Services up to four (4) hours in a day, the Company shall pay Executive $2,500.00, and (ii) for any Consulting Services exceeding five (5) hours in a day, the Company shall pay Executive an additional $2,500.00. The Services Fee shall be due and payable fifteen (15) days upon receipt of an invoice from Executive documenting such Consulting Services.

If (i) the Company terminates the Consulting Period for Consulting Cause or as a result of an Event of Default by Executive or (ii) Executive terminates the Consulting Period other than as a result of an Event of Default by the Company, then the Company’s obligations to pay the Services Fee shall immediately cease and the Company shall have no obligation to pay Executive any further amounts under this Agreement other than any unpaid but accrued monthly retainer payments or Services Fees. For purposes of clarification, if Executive terminates the Consulting Period as a result of an Event of Default by the Company, the Company shall continue to pay Executive the monthly retainer through October 31, 2009, subject to Executive’s compliance with the terms and conditions of this Agreement.

(d)       The Company shall pay and reimburse Executive for all reasonable travel-related expenses paid or incurred by Executive with the Company’s prior approval in connection with the performance of any of the Consulting Services outside of Tulsa, Oklahoma, no later than fifteen (15) days upon receipt of expense statements, vouchers or other evidence of expenses by Executive in a form specified by the Company and consistent with its customary practices for employees.

(e)       During the Consulting Period, Executive and the Company agree that the status of Executive will be that of an independent contractor and nothing in this Agreement is intended or shall be construed to create or establish any agency, partnership or joint venture relationship between the parties. In all business dealings in connection with the performance of the Consulting Services, Executive acknowledges and agrees that Executive shall not have any authority or ability to legally or contractually bind the Company, whether verbally, in writing or otherwise, as to the performance of any obligation whatsoever and that at all times, Executive shall hold himself out as merely a consultant representing the Company. The Company acknowledges and agrees that Executive may engage directly or indirectly in other businesses and ventures, not otherwise expressly prohibited by this Agreement.

7.         Non-Competition Covenants. During the period commencing on the Effective Date and ending on the termination of the Consulting Period for any reason, Executive hereby undertakes and covenants with the Company as follows:

(a)       Not to, directly or indirectly, own, manage, operate, join, invest in, control or participate in the ownership, management, operation or control of, or provide assistance to or be associated with as a manager, employee, consultant, instructor, independent contractor or subcontractor, any rental car company with national operations in the United States in competition with the Company or its affiliates without the prior written consent of the Company, excluding ownership of not more than two percent (2%) of the outstanding capital stock of any corporation having a class of stock traded on a nationally recognized exchange;

(b)       Not to intentionally cause any injury to the customer goodwill and business reputation of the Company or its affiliates including, but not limited to avoiding any action, conduct or statements which may reasonably be construed to be disparaging or negative as to the Company and its officers, directors, employees or representatives; and

(c)       Not to intentionally cause harm to the legitimate business interests of the Company or its affiliates, including but not limited to the business relationships of the Company.

8.         Non-Solicitation. During the period commencing on the Effective Date and ending on the termination of the Consulting Period for any reason, Executive shall not, without the prior written consent of the Company, for any reason, directly or indirectly, hire, solicit for employment on behalf of any other person or entity, or encourage any individual who was employed by the Company at any time during the immediately preceding twelve (12) month period to leave the employment of the Company.

9.         Confidentiality/Nondisclosure. Executive acknowledges and agrees to honor his obligation respecting confidential and proprietary information of the Company and/or information which is a trade secret of the Company under general legal or equitable principles or statutes, which undertaking shall remain in full force and effect following the termination of his employment with the Company and through the first anniversary of the termination of the Consulting Period for any reason. Executive acknowledges and agrees that during the duration of his employment with the Company and in connection with Executive’s performing the Consulting Services, Executive, has and will have access to and the opportunity to acquire knowledge of Confidential Information (as defined below). Executive shall receive and maintain in strictest confidence such Confidential Information and shall not disclose such Confidential Information, or any part thereof, to any third party, without the prior written consent of the Company. Any Confidential Information or copies thereof furnished to Executive by the Company shall be returned to the Company upon the Company’s request. In the event it becomes necessary for the Company to enforce this provision, the parties agree that injunctive relief is appropriate and necessary to protect the Company’s interest in the Confidential Information. The obligations contained in this Section shall survive any termination of this Agreement regardless of the cause or reason for termination through the first anniversary of the termination of the Consulting Period.

“Confidential Information” means non-public and proprietary information relating to the Company and its affiliates, including, but not limited to, pricing, marketing, financial, business methods, operating and customer information, or any other information important to the competitive position of the Company or its affiliates which is not otherwise in the public domain. However, the following will not be considered Confidential Information: (a) information that was already known to Executive without the obligation of confidentiality prior to disclosure by the Company; (2) information that is in the public domain through no fault of Executive; and (3) information which Executive is required through legal or administrative process to disclose, provided that notice of such required disclosure shall be delivered to the Company in adequate time to reasonably allow the Company to seek a protective order against such disclosure.

10.	Releases by Executive.

(a)       In consideration of the payment to be received by Executive pursuant to Paragraph 4 of this Agreement and the Company’s agreement to enter into the Consulting Period and accept the provision by Executive of the consulting services described in Section 6 of this Agreement, Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company and all of its parents, subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Company Releasees”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown (“claims”), which Executive now has or may have had, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of time until the date of the execution of this release including without limitation any claim arising out of or relating to:

(i)        Executive’s employment by and provision of services to the Company on and prior to the Effective Date;

(ii)       discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq. (“ADEA”), the Older Workers Benefits Protection Act of 1990 (“OWBPA”), the Fair Labor Standard Act of 1938, as amended, 29 U.S.C. §§201; Executive Order 11246, the Equal Pay Act of 1963; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§701 et seq.; the Americans with Disabilities Act of 1990; 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, any other federal, state, or local constitution, statute, law, ordinance or regulation; any claims for severance pay, incentive or bonus payments, accrued holiday pay, accrued vacation pay; health, medical, or life insurance benefits; distribution of money under any retirement, profit sharing, or 401K plans; and any and all common-law causes of action for wrongful termination, wrongful termination in violation of public policy, retaliatory discharge, tortious discharge, breach of express or implied contract, promissory or equitable estoppel, detrimental reliance, breach of covenant of good faith and fair dealing, libel, slander, loss of consortium, invasion of privacy, negligence, defamation, outrageous conduct, or intentional or negligent infliction of emotional distress.; and

(iii)      breach by the Company of any contract or promise, express or implied, on or prior to the Effective Date;

provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the Effective Date to vested benefits under any of the Company’s tax-qualified plans and Agreements, as provided in Paragraph 20 hereof, or under any indemnification Agreement between Executive and the Company, under the Company’s indemnification provided in its by-laws, under the directors’ and officers’ liability coverage maintained by the Company, under Section 145 of the Delaware General Corporation Law, or any obligations of the Company arising after the date hereof to make payments to Executive of his base salary and benefits or for the Consulting Services under this Agreement. In addition, nothing in this release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim Executive believes he may have against the Company Releasees. However, by executing this release, Executive hereby waives the right to recover in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Executive’s behalf. In addition, this release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this release is a knowing and voluntary waiver, notwithstanding Executive’s specific representation to the Company that he has entered into this Agreement and executed this release and waiver knowingly and voluntarily.

(b)	Executive further agrees and acknowledges that:

(i)        He has been advised by the Company to consult with legal counsel prior to executing and delivering this Agreement and the release provided for in this Paragraph 10, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement and release, and enters into this Agreement and release freely, voluntarily and intending to be bound;

(ii)      In connection with Executive’s decision whether to accept the Company’s commitments to provide him with the payments, benefits, consulting arrangement and other payments and benefits set forth in this Agreement in exchange for the waiver and release set forth herein, Executive has been given a period of twenty-one (21) days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use (or waive) as much of the twenty-one (21) day period as he desires; and

(iii)     He may, within seven (7) days after execution and delivery, revoke this release. Revocation shall be made by delivering a written notice of revocation to: Scott L. Thompson, President and Chief Executive Officer at the Company. For such revocation to be effective, written notice must be received by the Chief Executive Officer at the Company no later than the close of business on the seventh (7th) day after Executive executes this Agreement. If Executive does exercise his right to revoke this release, the Employment Term and Executive’s employment by, and provision of services as a director to, the Company shall immediately terminate, the Company shall not have any obligation to make payments or provide benefits to Executive as set forth in Paragraphs 4 or 6 of this Agreement, except as may be required under the consolidated Omnibus Reconciliation Act of 1986 and except to the extent Executive is entitled to such benefits by reason of Agreements and plans other than this Agreement.

(c)       As a condition of the Company’s obligation to make payments or provide benefits to Executive as set forth in Paragraph 4 of this Agreement and to engage Executive as a consultant and provide Executive with the payments set forth in Section 6 of this Agreement, Executive shall, if requested by the Company, at the time of his retirement as an employee of the Company pursuant to Paragraph 5 of this Agreement, execute and deliver a release substantially similar in form and substance to this Paragraph 10, but effective as of the Retirement Date (with such conforming changes as are necessary to cover the period through such Retirement Date).

11.	Breach.

(a)       Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of his obligations under Paragraphs 7 through 10 of this Agreement, inclusive, would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any provision of Paragraphs 7 through 10 of this Agreement, inclusive, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

(b)       The Company shall give Executive notice within thirty (30) days following the date that it concludes that Executive is in breach of this Agreement. Prior to taking or commencing any action under Paragraph 11(a), the Company will provide Executive with the opportunity to address the Board at its next regular meeting or, at the option of the Company, a special meeting held for such purpose. Nothing in this Paragraph 11 shall be construed to limit or restrict Executive’s right to seek judicial redress for any actions taken by the Company in connection with this Paragraph 11 that Executive reasonably believes to be contrary to the provisions of this Agreement.

12.	Continued Availability and Cooperation.

(a)       Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive’s employment by the Company. This cooperation by Executive shall include, but not be limited to:

(i)        making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii)       if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as to and to the extent that the Company or the Company’s counsel reasonable requests;

(iii)      refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceedings; and

(iv)      cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b)       Executive shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with such cooperation, consultation and advice. For purposes of this provision, the parties agree that travel expenses related to travel that is undertaken at the request of the Company and is made by Executive in a manner consistent with the basis on which Executive traveled during his employment as President and Chief Executive Officer of the Company (including first class air travel and comparable lodging) immediately prior to the Effective Date will be considered reasonable for purposes of this provision. Executive shall not unreasonably withhold his availability for such cooperation, consultation and advice.

13.	Successors and Binding Agreement.

(a)       This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

(b)       This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The death or disability (temporary or permanent) of

Executive following the execution and delivery of this Agreement shall not affect or revoke this Agreement or excuse any of the obligations of the parties hereto.

(c)       This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other party, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs (a) and (b) of this Paragraph 13.

(d)       This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in subparagraphs (a) and (b) of this Paragraph 13, no third party shall have any rights hereunder.

(e)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement.

14.       Non-Disclosures. Except to the extent that this Agreement or the terms hereof become publicly known or available because of legally mandated disclosure and filing requirements of the Securities and Exchange Commission, or because of any other legal requirement that this Agreement or the terms hereof be disclosed, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Executive’s spouse, (ii) each party’s attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities that fall within the scope of Paragraph 10 of this Agreement, but only to the extent required thereby).

15.       Notices. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Chief Executive Officer at its principal Executive offices and to Executive at his principal residence, 7909 S. Fulton, Tulsa, Oklahoma 74136, or to such other address as either party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

16.	Professional Fees.

(a)       The Company and Executive acknowledge and agree that each shall be responsible for the payment of their respective professional fees and costs (and related disbursements) incurred in connection with Executive’s resignation and retirement and all matters relating to the negotiation and execution of this Agreement.

(b)       It is the intent of the Company and Executive that, following a “Change in Control,” Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of his rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. For purposes of this Paragraph 16(b), “Change in Control” shall have the meaning given such term under the Employment Continuation Agreement dated as of April 21, 2004 and amended February 1, 2007 and March 15, 2007 between Executive and the Company (the “Employment Continuation Agreement”). Accordingly, following a Change in Control, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement or any provision hereof void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship will exist between Executive and such counsel. Without respect to whether Executive prevails in whole or in part, in connection with any of the foregoing, the Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing. Notwithstanding the preceding provisions of this Paragraph 16(b), legal fees and related expenses shall not be reimbursed pursuant to this Paragraph 16(b) if an independent party reasonably satisfactory to the Company and Executive determines that the underlying claim by Executive (i) is not likely to exceed $5,000.00, (ii) is not eligible for reimbursement pursuant to this Paragraph 16(b), (iii) has no reasonable basis in law or in fact, or (iv) is not being pursued in a manner consistent with the nature and magnitude of such claim.

17.       Taxes, Payments, etc. Executive acknowledges and agrees that he shall be responsible for his share of any and all Federal, State and/or local taxes applicable to the payments made, and benefits provided or made available, to Executive pursuant to this Agreement and further agrees to indemnify the Company against any liability as a result of those taxes. The parties agree that the Company will be entitled to withhold from any payments or benefits under this Agreement any amounts required to be withheld. Executive shall be solely responsible for all income, sales, use, excise and other taxes imposed on the compensation payable and benefits provided to Executive in connection with any payments made to him for his performance of services as an independent contractor. Executive shall pay all such taxes, and shall hold harmless the Company from any liability and expense by reason of Executive's failure to pay such taxes, charges or contributions.

18.       Employment Continuation Agreement. The Employment Continuation Agreement is hereby terminated in its entirety effective on the Effective Date, and Executive shall have no rights, and the Company shall have no obligations, under such Employment Continuation Agreement.

19.       Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.       Entire Agreement; Continuing Indemnification Rights. This Agreement shall constitute the entire Agreement between the parties hereto with respect to the subject matters covered by this Agreement and shall supersede all prior verbal or written Agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter, provided, however, that this Agreement is not intended to amend, supersede or terminate any vested rights Executive has accrued prior to the Effective Date pursuant to the provisions of any existing incentive compensation plan, stock option Agreement, restricted stock or performance share Agreement, deferred compensation plan, letter Agreement regarding Company vehicles, and employee pension benefit plan and welfare benefit plan, except to the extent specifically provided in one or more provisions of this Agreement. This Agreement shall not affect any indemnification or other rights under any indemnification Agreement between Executive and the Company or the Company’s by-laws. The Company shall continue Executive’s coverage under the directors’ and officers’ liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current and former senior Executive officers and directors of the Company.

21.       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

22.       Survival. In the event Executive exercises his right to revoke the release provided for in Paragraph 10 of this Agreement, this Agreement will terminate, the Company shall have no further obligations to make any payments to Executive under this Agreement, and Executive shall have no further obligation to the Company; provided, that, notwithstanding the foregoing, the provisions of Sections 9 (for the period specified therein), 11 and 17 shall survive the termination of this Agreement. In addition, upon revocation by Executive, Executive will be required to repay to the Company any payments made to him prior to the date of such revocation pursuant to this Agreement.

23.       Venue. Each of the parties hereto (a) consents to submit itself/himself to the personal jurisdiction of any federal or state court sitting in Tulsa County, Oklahoma,

in the event any dispute arises out of this Agreement, (b) agrees that it/he will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it/he will not bring any action relating to this Agreement in any court other than a federal or state court sitting in Tulsa County, Oklahoma. Each of the parties hereby irrevocably waives any objection that it/he may have or hereafter have to the laying of venue of any such action or proceeding arising out of or based on this Agreement in federal or state court sitting in Tulsa County, Oklahoma, and each hereby further irrevocably waives any claim that any such action or proceeding in any such court has been brought in an inconvenient forum. In the event that either party to this Agreement is required to bring a legal action to enforce the terms hereof, then the non-prevailing party shall reimburse the prevailing party for its/his reasonable and necessary attorneys’ fees actually incurred in such legal action.

24.       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall nevertheless remain in full force and effect.

25.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

26.       Captions and Paragraph headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

27.       Authorization by the Company. The Company represents that this Agreement and the actions required of the Company herein have been authorized and approved by the Board of Directors of the Company.

28.       Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date set forth above.

DOLLAR THRIFTY

AUTOMOTIVE GROUP, INC.

By:______________________________________

Scott L. Thompson,
President and Chief Executive Officer

_________________________________________

Gary L. Paxton

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